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                                STATE OF FLORIDA
                            ARTICLES OF INCORPORATION
                                       OF
                               TENNIS EVENTS, INC.


         FIRST: The corporate name that satisfies the requirements of Section
607.0401 is: Tennis Events, Inc.

         SECOND: The address of the principal office, and the mailing address of the Corporation is: 20533 Biscayne Boulevard, Suite 4163, Aventura, Florida 33180.

         THIRD: The number of shares the Corporation is authorized to issue is:
One Thousand (1,000) shares of common stock, par value One Dollar ($1.00) per share.

         FOURTH: (a) If the shares are to be divided into classes, the designation of each class is: Not applicable.

                 (b) Statement of the preferences. limitations and relative rights in respect of the shares of each class: Not applicable.

         FIFTH: (a) If the Corporation is to issue the shares of any preferred or special class in series, the designation of each series is: Not applicable.

                 (b) Statement of the variations in the relative rights and preferences as between series insofar as the same are to be fixed in the Articles of Incorporation: Not applicable.

                 (c) Statement of any authority to be vested in the Board of Directors to establish series and fix and determine the variations in the relative rights and preferences between series: Not applicable.

         SIXTH: Provisions granting preemptive rights are: None.

         SEVENTH: Provisions for the regulation of the internal affairs of the Corporation are: None.

         EIGHTH: The street address of the initial registered office of the Corporation is 20533 Biscayne Boulevard, Suite 4163, Aventura, Florida 33180, and the name of its initial registered agent at such address is John Lehmann.

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         NINTH: The number of Directors constituting the initial Board of
Directors of the Corporation is one (1), and the name and address of the person who is to serve as such Director until the first annual meeting of shareholders or until his successor is elected and qualified is:

                           John Lehmann
                           20533 Biscayne Boulevard, Suite 4163
                           Aventura, Florida 33188

         TENTH: The name and address of the Incorporator is:

                           John Lehmann
                           20533 Biscayne Boulevard, Suite 4163
                           Aventura, Florida 33188

         The undersigned has executed these Articles of Incorporation this 15th day of January, 1996


                                       /s/ John Lehman
                                       ---------------------------------------
                                       John Lehmann, Incorporator


Acceptance by the Registered Agent as Required in Section 607.0501 (3) F.S.: I am familiar with and accept the obligations provided for in Section 607.0505.


                                       /s/ John Lehman
                                       ---------------------------------------
                                       John Lehmann, Initial Registered Agent

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